EXHIBIT 10.29

Offer letter of employment for Alan W. Dunton, M.D.

Alan W. Dunton, M.D.

January 4, 2007

Dear Alan,

On behalf of Panacos Pharmaceuticals, Inc. (“Panacos” or “the Company”), I am very pleased to extend an offer of employment to you. The following summarizes the terms of your anticipated employment with Panacos. I encourage you to contact me, Peyton Marshall or Stephen Andre in Human Resources with any questions you may have.

1.	Position: Your initial position will be as Chief Executive Officer reporting to the Board of Directors. As a Panacos employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times. Simultaneous with the commencement of your employment, the Board of Directors will appoint you a Class III Director.

2.	Starting Date/Nature of Relationship: Your employment with Panacos will begin on January 5, 2007. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment at Panacos is at-will employment, which may be terminated by you or Panacos at any time for any reason with or without advance notice, subject to the terms of this offer letter.

3.	Relocation Expenses: The Company will provide you a managed home sale program, through which it will cover the cost of selling your current home. The Company has contracted the services of its relocation services business partner to provide you the Buyer Value Option (BVO) Home Sale Program. The BVO Program is structured to provide professional real estate assistance and coverage of normal and customary home sale costs (e.g. real estate commission, typical closing costs), provided the sale meets Program guidelines. Please note that you must comply with certain conditions in order to be eligible for your company-sponsored benefits through the BVO. As an initial matter, please do not contact any real estate professionals prior to working with our relocation services partner. Please contact Stephen Andre in Human Resources for additional details.

The Company will also reimburse you for the following expenses associated with the purchase of a new primary residence: (a) the cost of two house hunting trips for you and your family to Massachusetts, provided that the travel arrangements for such trips are made in accordance with the Company’s travel policy; (b) customary closing costs on your purchase of a new home in Massachusetts (not to include mortgage points); (c) the cost of temporary housing located in Massachusetts for up to twelve (12) months at a cost to be mutually agreed upon by you and the Board of Directors, prior to moving into your primary residence; (d) any taxes associated with (a),(b) and/or (c); (e) the cost of moving and storage (for up to three (3) months) of your household goods; and (f) the cost of the final trip for you and your family to complete your move to Massachusetts, again provided that the travel arrangements for such trip are made in accordance with the Company’s travel policy. These reimbursements shall be paid upon presentation of reasonably detailed invoices for the purposes outlined above, and the Company shall only be obligated to reimburse you for expenses incurred within eighteen (18) months from the date you sign this letter. Notwithstanding the foregoing, if during the first year of your employment you voluntarily terminate your employment without Good Reason (as defined in the attached addendum) or your employment is terminated by the Company for Cause (as defined in the attached Addendum), then you will be required to repay to the Company the full amount of reimbursement to you pursuant to this subsection, in full, within 90 days of the date of termination. You hereby authorize the Company to withhold any amounts due hereunder from any amounts owing to you on termination of employment.

4.

Compensation/Benefits: Your initial Base Pay shall be annualized at $400,000 minus customary deductions for federal and state taxes and the like, and shall be paid in accordance with the Company’s usual payroll practices. Your Base Pay will be subject to annual increases at the sole discretion of the Board of Directors, based on the Board’s assessment of your performance and the overall performance of the Company. Assuming you are still employed by Panacos at the time of payment, you will also be eligible to receive an Annual Cash Bonus targeted at 50% of your annual Base Pay, at the end of each calendar year that you are employed by the Company. The award and amount (which may be less than or greater than the target amount) of any Annual Cash Bonus shall be determined at the sole discretion of the Board of Directors, based on the achievement of mutually agreed upon performance goals, and will be based on the Board’s assessment of your performance and the overall performance of the company and your continued employment with the Company. Any Annual Cash Bonus will be paid within sixty (60) days following the end of the year to which it relates.

In connection with your employment, and subject to approval of the Panacos Board of Directors, you will be granted an initial option to purchase 1,000,000 shares of common stock (“Initial Option Grant”) in Panacos at fair market value at the time of grant, pursuant to the terms of a formal stock option agreement. Neither the formal Stock Option Certificate nor any applicable Panacos stock plan creates any obligation on the Company’s part to employ you for any particular period of time. Of the 1,000,000 options, which to the extent permitted by law shall be incentive stock options, 670,000 will become exercisable on a time-based basis at the rate of 1/48th per month beginning on February 5, 2007 and continuing as set forth in your stock option certificate. The remaining 330,000 will vest on the earlier of: i) the achievement of performance milestones mutually agreed upon by you and the Board of Directors, which milestones shall be established prior to the grant of the options and shall be reflected in the Stock Option Certificate, or ii) January 5, 2012. Subject to Section 6 below and the terms of your Stock Option Certificate and the applicable stock option plan, upon termination of employment, you shall have three months to exercise any unexercised, vested options.

In addition to your compensation, you are entitled, subject to the eligibility requirements of any applicable plans or policies, to participate in all benefits offered by the Company on the same terms as all other executive employees of the Company, including Panacos’ medical, disability and life insurance, dependent care and medical flexible spending plans, 401(k) plan, and paid vacation and holiday time. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Company. Panacos’ present benefit structure and other important information about the benefits for which you may be eligible are available from Human Resources. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Vacation and holidays are governed by Company policy. Subject to those policies, you will be eligible to accrue up to 4 weeks of vacation and 10 holidays each year. Should you ever have any questions about Panacos benefits, you should ask the Company for a copy of the applicable plan document or policy.

5.	Confidentiality/Proof of Employability: Our offer is contingent on your execution of the attached Employee Inventions, Non-Competition, Non-Disclosure, and Non-Solicitation Agreement. This Agreement is necessary to protect the Company’s trade secrets, confidential information and/or goodwill. Also, your employment is contingent on your provision of all documents required to verify your eligibility to work in the United States.

6.	Termination of Employment/Severance and Other Benefits: As stated, your employment with Panacos is at-will, which means that either you or Panacos may end the employment relationship at any time, for any reason, with or without notice. Not withstanding the foregoing, if you are terminated as set forth in this section, the Company will provide you with the severance and benefits set forth in this section, conditioned upon your timely execution of a separation agreement, in a form reasonably acceptable to the Company and you, containing a general release of claims against the Company.

a.

If your employment is terminated by the Company without Cause (as defined in the Addendum, attached hereto) or if you resign for Good Reason (as defined in the Addendum), then in exchange for a complete release of claims by you, the Company will pay you severance of one year’s base pay, paid out over time in accordance with the Company’s then-current payroll practices, and, under and subject to the requirements of COBRA, will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date. You will also be entitled to a pro-rated portion of your Target Annual Cash Bonus based upon the number of days elapsed from the first day of the calendar year in which your employment is terminated to the date of your termination. Such bonus will be paid within (60) sixty days following the date of termination. In addition, you will have twelve months from the date of your termination to exercise any stock options that are exercisable as of your termination date, provided that such extension may cause the options to become non-qualified options.

b.	If, within twelve months following a Change of Control (as defined in the Addendum), your employment is terminated by you for Good Reason (as defined in the Addendum) or by the Company for reasons other than Cause (as defined in the Addendum), then in lieu of 6(a) and in exchange for a complete release of claims by you, the Company will pay you severance of one year’s base pay, paid out over time in accordance with the Company’s then-current payroll practices, and, under and subject to the requirements of COBRA, will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date. You will also be entitled to a pro-rated portion of your Target Annual Cash Bonus based upon the number of days elapsed from the first day of the calendar year in which your employment is terminated to the date of your termination. Such bonus will be paid within (60) sixty days following the date of termination. In addition, any outstanding options shall become automatically exercisable at the time of such termination or resignation and shall be reflected in the terms of your Stock Option Certificate. You will have twelve months from the date of your termination to exercise any exercisable stock options.

c.	In the case of your death or Permanent and Total Disability (as defined in the Addendum), any outstanding options shall become automatically exercisable as of the date of your death or Permanent and Total Disability and may be exercised at any time within one year after that date (unless terminated earlier by its terms), and such shall be reflected in the terms of your Stock Option Certificate. You will also be entitled to a pro-rated portion of your Target Annual Cash Bonus based upon the number of days elapsed from the first day of the calendar year of your death or Permanent and Total Disability. Such bonus will be paid within (60) sixty days following the date of your death or Permanent and Total Disability.

d.	Notwithstanding anything to the contrary contained herein, to the extent that you are deemed to be a "specified employee" within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), and any successor statute, regulation and guidance thereto, and only insofar as it is required by Code Section 409A, any payments to which you may become entitled under this Section will not commence until the first business day of the seventh (7th) month following the effective date of your termination.

7.	Certifications: You hereby agree, represent and warrant that (i) neither your execution of this offer letter nor your becoming an employee of Panacos will cause you to be in violation of any post-employment restrictive covenants (e.g., non-competition/confidentiality agreements) with any prior employer; (ii) you understand that the Company will not ask for nor accept any confidential information belonging to any such employer; and (iii) you will honor all such valid agreements.

8.	Miscellaneous: This letter, together with the attached Addendum, the Employee Inventions, Non-Competition, Non-Disclosure, and Non-Solicitation Agreement, your Incentive Stock Option Certificate, and Indemnification Agreement, constitutes our entire offer regarding the terms and conditions of your employment with the Company. It supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment.

You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A. If so requested by you, the Company will negotiate in good faith and with you will jointly execute an amendment to modify this offer letter to the extent necessary to comply with the requirements of Code Section 409A; provided, that no such amendment shall increase the total financial obligation of the Company under this offer letter.

The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with your employment with Panacos, or any separation of employment (whether voluntary or involuntary) from Panacos, shall be resolved in a court of competent jurisdiction in the Commonwealth of Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and returning it to Stephen Andre.

Sincerely,

/s/ Jeremy Hayward-Surry
Jeremy Hayward-Surry
Chairman of the Board of Directors

Agreed and Accepted

/s/ Alan W. Dunton
Alan W. Dunton, M.D.

Date: January 4, 2007
(Please date after you sign)

ADDENDUM – Definitions Applicable to Dunton Employment Agreement

(a)	For purposes hereof, “Cause” shall mean willful misconduct by Dunton or willful failure by Dunton to perform his responsibilities to the Company (including, without limitation, breach by Dunton of any material provision of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between Dunton and the Company which Dunton has failed to remedy within fifteen (15) days following the Company’s delivery to Dunton of written notice of such breach).

(b)	For purposes hereof, “Good Reason” means any of the following:

i.	a material or substantial diminution of Dunton’s responsibilities or compensation, unless accepted by Dunton, or the loss of the title of Chief Executive Officer, which the Company or its successor has failed to remedy within fifteen (15) days following Dunton’s delivery to the Board of Directors of the Company or its successor of written notice of such diminution of responsibilities, compensation or loss of title;

ii.	material breach by the Company or its successor of the terms of Dunton’s employment agreement with the Company or its successor (including the failure to grant equity promised thereunder).

iii.	a reduction in Dunton’s Base Pay following a merger or acquisition;

(c)	For purposes hereof, a “Change of Control” means the occurrence of any of the following events:

i.	a merger or consolidation in which

1.	the Company is a constituent party, or

2.	a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

In the case of (1) or (2) above, except any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51%, by voting power, of the capital stock of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

ii.	the sale, in a single transaction or series of related transactions,

1.	by the Company of all or substantially all of the assets of the Company (except where such sale is to a wholly owned subsidiary of the Company) or

2.	by the stockholders of the Company of at least 51%, by voting power, of the then-outstanding capital stock of the Company.

(d.)	For purposes hereof, “Permanent and Total Disability” shall mean Dunton is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Any determination of permanent and total disability shall be made in good faith by the Company on the basis of a report signed by a qualified physician.